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                                                                 EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
AccuMed International, Inc.


We consent to incorporation by reference in the registration statements (No. 333-04715, 033-98902, and 333-07681) on Form S-3 and (No. 333-04320 and
333-11219) on Form S-8 of AccuMed International, Inc. of our report dated March 28, 1997, relating to the consolidated balance sheets of AccuMed International, Inc. as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1996 and the three months ended December 31, 1995, which report appears in the December 31, 1996 annual report on Form 10-KSB of AccuMed International, Inc.



                                           /s/ KPMG Peat Marwick LLP



Chicago, Illinois
September 12, 1997